Ex 99.1
Atwood Oceanics, Inc. Announces Planned Retirement of Executive Officer

Houston, Texas
August 18, 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE: ATW) a Houston-based International Drilling Contractor (the “Company”), announced today that Mr. Ronald L. (Ronnie) Hall, Vice President, Operations plans to retire from the Company effective December 15, 2010.  Mr. Hall advised the Company of his decision on August 17, 2010.  There were no changes to the terms of employment of Mr. Hall in connection with his impending retirement.  The Company has engaged an executive search firm to assist with evaluation and recruitment of a suitable successor candidate.

Rob Saltiel, President and Chief Executive Officer, stated, “On behalf of Atwood’s management team, I thank Ronnie for his 15 years of dedicated service and his pivotal role in establishing standards of excellence in the safety and operations of the Atwood drilling fleet.  We wish Ronnie all the best in his retirement.”  Mr. Hall joined Atwood Oceanics in February 1995 and has served as Vice President – Operations since 2008.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, and the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010, both filed with the Securities and Exchange Commission.
Contact: Mark. L. Mey
(281) 749-7902